ENGAGEMENT LETTER

January 13, 2023

Dear Sir,

We are excited about the opportunity to serve you in your new business endeavor. Knowing your Financial Statements & Accounting is in good hands is an important step in ensuring the success of your business.

This letter is to confirm our mutual understanding of the terms of our engagement to provide accounting team and deploy Dr. Pratibha Chaurasia - CPA, CA, PhD as Fractional CFO Services & act as a critical partner during the company's current transition period.

Overview of Scope of Fractional CFO

It is anticipated that the fractional CFO will perform the Company's CFO duties for roughly 12-18 months until the Company has up-listed its common shares to a national securities exchange such as the NYSE or NASDAQ and has appointed a full-time in-house CFO. The skillsand services of the fractional CFO will be invaluable to help the Company grow and thrive for this 12 -18-month period as the Company anticipates multiple accounting-intensive initiatives during that period, including but not limited to acquisitions, capital raising, mergers, preparation and filing of 10-Q's and 10-K's, and more.

The fractional CFO will be broadly accountable for the administrative, financial, and risk management operations of the Company, including the development of a financial and reporting strategy, identifying and tracking relevant key performance indicators ("KPIs"), and ongoing development and monitoring of control systems to ensure compliance and reporting accurate financial results.

Fractional CFO Scope of Work:

● Assist in formulating the Company's future direction by providing input on the Company's financial and tax strategies, budgeting, and forecasting;

● Develop performance metrics that support the Company's strategic direction

● Maintain in-depth relations with members of the Company's management team and in-house bookkeeper;

● Manage the accounting, tax, and treasury functions of the Company;

● Oversee the financial operations of the Company's subsidiaries;

● Manage any additional third parties to which accounting, financial reporting, or finance functions have been outsourced;

● Oversee the Company's accounting and transaction processing systems and software;

● Analyze and opine on employee benefit plans, with particular emphasis on maximizinga cost- effective benefits package;

● Assist in acquisition due diligence and acquisition negotiations;

● Review and approve all Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission ("SEC");

● Review and approve all registration statement filings with the SEC including but not limited to S-1 filings;

8/1 Race Course Road , Indore India - 452003	CIN-U74999MP2021PTC058073
www.aprarisolutions.com

● Understand and mitigate key elements of the Company's financial risk profile

● Report regular periodic financial results to the Company's management and Board ofDirectors;

● Report financial risk issues to the Company's management team as well as the Audit Committee of the Board of Directors;

● Monitor cash balances and cash forecasts;

● Assist with debt and equity financing initiatives;

● Potentially serve on the Company's Audit Committee and/or the Company'sCompensation Committee of the Board of Directors

Overview of Scope of Accounting Team

Accounting & Audit Assistance Services

• Assistance in preparation of Financial Statement for FY2022.

• Assistance in review of Unadjusted Books of Accounts for FY 2022

• Assistance in preparation of Audit documents & disclosures for the Audit.

Compensation for Services -

A. Accounting & Audit Assistance Services - USD 25000 per year.

Initial advance of $3000 to start the Engagement & balance to be billed monthly at $2000 per month. Invoices shall be payable upon presentation.

B. Fractional CFO Services - USD 40000 per year. Breakup as under:

($30000 payable in Cash + $ 10000 value of stock options at the time of allotment)

Initial advance of $2500 to start the Engagement & balance to be billed monthly at $2500 per month. Stock based compensation equivalent to $10K to be allocated on fund raising.

Aprari will deploy 1 qualified professional to assist Dr. Pratibha Chaurasia to assist in her role as Fractional CFO for BFYW as & when required. The cost of that assistant will be absorbed by Aprari Solutions & will not be billed to BFWY.

This engagement will be in place until either party cancels the agreement through written communication with 60 days notice.

Our responsibility in this engagement consists of completing the assistance services outlined above with care and due diligence. Your responsibility for this engagement includes providing the necessary documentation and information required to execute the work

While we stand behind our professional judgment and experience, this does not override your own business judgment. We are also not responsible for changes to your books made by yourself or your staff

Our work consists of recording keeping, and we do not provide any auditing or fraud detection. We are also not responsible for delays caused by delays in receiving information from your firm.

8/1 Race Course Road , Indore India - 452003	CIN-U74999MP2021PTC058073
www.aprarisolutions.com

ACKNOWLEDGMENT

We believe the foregoing correctly sets forth our understanding, but if you have any questions, please let us know. Several technical terms and phrases have been used herein; we presume you to understand their meaning or that you will notify us otherwise so that we can furnish appropriate explanations.

If you agree with the terms of this letter, please sign and return it to us. This agreement may be executed in counterparts and signatures emailed in PDF format or transmitted via electronic mail shall serve as originals for all purposes.

It is a pleasure for us to be of service to you.

We look forward to working with you.

Sincerely,

/S/ Mr. Amber Chaurasia

Mr. Amber Chaurasia

CEO,Aprari Solutions

Accepted by:

/S/ Ian James

Ian James

CEO, Better For You Wellness Inc.

January 31, 2023

8/1 Race Course Road , Indore India - 452003	CIN-U74999MP2021PTC058073
www.aprarisolutions.com